EXHIBIT 99.1


                                       JUNE 26, 1997


           For Further Information, Contact:
           ---------------------------------
           Lawrence H. Smallen                 Sheree L. Aronson
           Chief Financial Officer     OR      Director,Investor Relations
           714.427.4935                        714.427.4919


   APRIA HEALTHCARE MOVES TO ENHANCE SHAREHOLDER VALUE AND
                STRENGTHEN FINANCIAL POSITION

          -    Retains Financial Advisor
          -    Redirects Focus to Three Core Businesses
          -    Plans to Establish Additional Provisions in Second
               Quarter


     COSTA MESA, CALIF. -- June 26, 1997 -- Apria Healthcare Group Inc. (NYSE:AHG) announced today that it will explore alternatives to enhance shareholder value, according to Jeremy M. Jones, Apria chairman and chief executive officer. The company's board of directors has retained the investment banking firm of Goldman, Sachs & Co. as the company's financial advisor. Jones stated that the company will consider a variety of potential alternatives, including the possibility of a merger or sale of the company or a capital restructuring.

     The company also announced that it has begun to restructure its operations to focus more fully on core business lines of respiratory services, home infusion therapy and home medical equipment. Lower-margin, non-core businesses such as subcontracted home health nursing and sales of rehabilitation equipment and medical supplies will be phased out during the balance of 1997, according to Jones.

     "Consistent with our 1997 objective to manage the mix of revenues and improve gross margins, we believe it is essential to focus our efforts on the three core business lines that provide the highest return," Jones said.

     "Apria began offering various non-core services as a value-added benefit to managed care customers," Jones said.
"However, managed care customers have simply not valued the convenience of these offerings and accepted the necessary pricing levels to support the documentation-intensive services."

     Apria also announced that it expects its financial results for the second quarter ending June 30, 1997, to include charges of up to $95 million, before taxes, of which up to $75 million relate to accounts receivable. Approximately one-half of the anticipated accounts receivable charge relates to a more conservative reserve position taken on accounts over 180 days. This change in estimate is considered necessary by management because the reduction in over 180 day accounts has been slower than anticipated. The remainder of the accounts receivable charge is a combination of revenue adjustments and an increase in the bad debt provision rate for accounts receivable less than 180 days, necessitated by billing and collection difficulties that continued into early 1997. The company also expects to incur a charge of up to $20 million for potential write-offs and accruals associated with exiting unprofitable business lines and to increase its reserve for excess and obsolete inventory.

     "With our common computer systems now reporting more detailed and reliable information to operations and field management, the company is able to better analyze and evaluate its accounts receivable and inventory.
Furthermore, during 1997, we are dedicating an increased level of resources to billing and collection activities,"
Jones said.

     Jones added that the company's aggregate cash collections have increased, which, when combined with controls on capital spending, have contributed to improvements in operating cash flow and reductions in total debt.

     Excluding the charges of up to $1.21 per share, the company expects income from continuing operations in 1997's second quarter to be between $0.35 and $0.38 per fully diluted share, compared with $0.42 per fully diluted share for the same quarter of 1996. Apria will release complete, final results for the second quarter in late July.

     Based in Costa Mesa, Calif., Apria is among the nation's largest home healthcare providers. The company provides and/or manages comprehensive integrated homecare services through approximately 350 locations serving patients in 50 states.

     This release includes statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risk factors set forth in the company's current report on Form 8-K, filed with the Securities and Exchange Commission on June 26, 1997, constitute cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statements. These risks include whether the company will be able to resolve issues pertaining to the collectibility of its accounts receivable, pricing pressures (including changes in governmental reimbursement levels), the impact of healthcare reform proposals, the effect of federal and state healthcare regulations, the highly competitive market, recent losses, the concentration of large payors and dependence on relationships with third parties.

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